Exhibit 99.5

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of November 2, 2018, is entered into by and among ConversionPoint Technologies, Inc., a Delaware corporation (“CPT”), ConversionPoint Holdings, Inc., a Delaware corporation (“Parent”), a wholly-owned Subsidiary of CPT, CPT Merger Sub, a Delaware corporation and a wholly-owned Subsidiary of Parent (“CPT Merger Sub”), CPT Cigar Merger Sub, Inc., a Nevada corporation and a wholly-owned Subsidiary of Parent (“Inuvo Merger Sub”), Inuvo, Inc., a Nevada corporation (“Inuvo”), and Charles D. Morgan (the “Stockholder”). Each of Parent, CPT, CPT Merger Sub, Inuvo Merger Sub and Inuvo is a “Party” and together, the “Parties.” Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Stockholder is the record and Beneficial Owner (as defined below) of the Existing Shares (as defined below), and has sole investment power over, the Existing Shares;

WHEREAS, concurrently with the execution of this Agreement, Parent, CPT, Inuvo, CPT Merger Sub and Inuvo Merger Sub have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing for, among other things and subject to the terms and conditions of the Merger Agreement: (i) a merger of CPT Merger Sub with and into CPT, with CPT being the surviving entity and becoming a wholly-owned Subsidiary of Parent (the “CPT Merger”), (ii) the merger of Inuvo Merger Sub with and into Inuvo, with Inuvo being the surviving entity and becoming a wholly-owned Subsidiary of Parent (the “Inuvo Merger” and, together with the CPT Merger, the “Mergers”), on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Stockholder has been provided with the execution copy of the Merger Agreement and acknowledges that the Stockholder will benefit directly and substantially from the consummation of the transactions contemplated thereby;

WHEREAS, as a condition and inducement to the willingness of Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub to enter into the Merger Agreement, Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub have required that the Stockholder agree to, and the Stockholder has agreed to, enter into this Agreement; and

WHEREAS, as of the date hereof and subject to the terms and conditions herein, the Stockholder has agreed to enter into this Agreement and vote in favor of the Inuvo Merger and the transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.           Agreement to Vote.

(a)           From the date hereof until the Termination Date in accordance with Section 8 (the “Voting Period”), at every meeting of the stockholders of Inuvo called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Inuvo with respect to any of the following, the Stockholder hereby irrevocably and unconditionally agrees to be present (in person or by proxy) and vote (or cause to be voted), or (with respect to any written consent solicitation) deliver (or cause to be delivered) a written consent with respect to, all of the Subject Shares (as defined below): (A) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Inuvo Merger, and any related proposal in furtherance thereof; (B) in favor of any proposal to adjourn or postpone the Inuvo Stockholders’ Meeting to a later date if there are not sufficient votes to adopt the Merger Agreement and/or if there are not sufficient shares present in person or by proxy at the Inuvo Stockholders’ Meeting to constitute a quorum; (C) in favor of any other matter necessary to consummate the transactions contemplated by the Merger Agreement; and (D) against the following actions: (1) any merger, tender offer, exchange offer, sale of all or substantially all assets, recapitalization, reorganization, consolidation, share exchange, business combination, liquidation, dissolution or similar transaction or series of transactions involving Inuvo, any of its Subsidiaries and any other Person (including any Inuvo Takover Proposal), other than the Mergers and (2) any other action or agreement that would reasonably be expected to impede, frustrate, interfere with, delay, postpone or adversely affect the Mergers or any other transaction contemplated by the Merger Agreement, including the consummation thereof. The Stockholder retains the authority to vote on all other matters.

(b)           At any meeting of the stockholders of Inuvo to which Section 1(a) above is applicable, the Stockholder shall, or shall direct the holder(s) of record of all of the Subject Shares on any applicable record date to, appear, in person or by proxy, at each meeting or otherwise cause all of the Subject Shares to be counted as present for purposes of establishing a quorum. The Stockholder shall provide CPT with at least five (5) Business Days’ written notice prior to signing any action proposed to be taken by written consent with respect to any Subject Shares.

(c)           Solely in the event of a failure by the Stockholder to act in accordance with its obligations pursuant to Section 1(a) and Section 1(b) of this Agreement, and except as otherwise expressly provided herein, the Stockholder hereby irrevocably grants to and appoints CPT (and any designee thereof) as the Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to (i) represent the Subject Shares and (ii) vote, execute written consents and otherwise act (by voting at any meeting of stockholders of Inuvo or otherwise) with respect to the Subject Shares, in the case of each of clause (i) and clause (ii), regarding the matters referred to in Section 1(a) and Section 1(b) until, subject to Law, the Termination Date, to the same extent and with the same effect as the Stockholder could do under Law. The Stockholder intends the proxy granted pursuant to this Section 1(c) to be irrevocable and coupled with an interest and hereby revokes any proxy previously granted by the Stockholder with respect to the Subject Shares. The Stockholder hereby ratifies and confirms all actions that the proxy appointed hereunder may lawfully do or cause to be done in accordance with this Agreement. Notwithstanding the foregoing, this proxy shall automatically be revoked on the Termination Date. CPT may terminate this proxy with respect to the Stockholder at any time at its sole election by written notice provided to the Stockholder. The parties acknowledge and agree that neither CPT, nor any of its Affiliates, shall owe any duty (fiduciary or otherwise), or incur any liability of any kind to the Stockholder or any of its Affiliates, in connection with or as a result of the exercise of the powers granted to CPT by this Section 1(c).

(d)           The Stockholder shall use his, her, or its, reasonable best efforts to ensure that all Jointly Owned Shares are voted in accordance with this Agreement and are otherwise subject to its terms and restrictions, including but not limited to the restrictions set forth in Sections 4 and 5.

(e)           The following capitalized terms, as used in this Agreement, shall have the meanings set forth below:

(i) “Beneficial Owner” shall be interpreted in accordance with the term “beneficial owner” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided that notwithstanding the generality of the foregoing, for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time (including the passage of time in excess of sixty days), the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficial Ownership,” “Beneficially Own” and “Beneficially Owned” shall have correlative meanings.

(ii) “Company Shares” means, collectively, each share of common stock, par value $0.001 per share of Inuvo.

(iii) “Existing Shares” means, with respect to the Stockholder, the number of Company Shares Beneficially Owned and/or owned of record by the Stockholder as of the date hereof, as set forth on Schedule A.

(iv) “Jointly Owned Shares” means any voting shares of capital stock of Inuvo beneficially owned by the Stockholder as to which the Stockholder has joint or shared voting power with any other person or entity, including but not limited to such Stockholder’s spouse.

(v) “Subject Shares” means, with respect to the Stockholder, the Stockholder’s Existing Shares, together with any Company Shares or other voting capital stock of Inuvo of which the Stockholder acquires Beneficial Ownership on or after the date hereof.

2.           Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub with respect to the Stockholder and the Stockholder’s ownership of the Subject Shares as follows:

(a)           Authority. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law). Other than as provided in the Merger Agreement and except for any filings by the Stockholder with the Securities and Exchange Commission (the “SEC”), the execution, delivery and performance by the Stockholder of this Agreement does not require any action by or in respect of, or any notice, report or other filing by the Stockholder with or to, or any consent, registration, approval, permit or authorization from, any Governmental Entity other than any actions or filings the absence of which would not reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by the Merger Agreement or the Stockholder’s ability to observe and perform the Stockholder’s obligations hereunder.

(b)           No Conflicts. Assuming compliance with the matters referred to in Section 2(a), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (with or without notice or the passage of time or both) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under the Stockholder’s organizational documents, if any, or under any Contract of, or Law applicable to, the Stockholder or to the Stockholder’s property or assets. If the Stockholder is married and any of the Subject Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding, and enforceable, this Agreement has been (or promptly shall be) duly executed and delivered by, and constitutes a valid and legally binding agreement of, the Stockholder’s spouse, enforceable in accordance with its terms.

(c)           The Subject Shares. The Stockholder is the sole record and beneficial owner of, or is a trust or estate that is the sole record holder of and whose beneficiaries are the sole beneficial owners of, and has good and marketable title to, all of the Existing Shares, free and clear of any and all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of any Existing Shares), except for (i) any such Liens arising hereunder or under the Merger Agreement, (ii) Liens imposed by federal or state securities laws, (iii) Liens imposed pursuant to any written policies of Inuvo with respect to restrictions upon the trading of securities under applicable securities laws, and (iv) Liens arising under any contract governing the terms of any awards granted to such Stockholder pursuant to an incentive compensation plan other than any of the foregoing that would not prevent, materially delay or materially impair, the consummation of the transactions contemplated by the Merger Agreement or the Stockholder’s ability to observe and perform the Stockholder’s obligations hereunder. The Stockholder does not Beneficially Own or own of record any Company Shares other than the Existing Shares. The Stockholder has, and will have at the time of each Inuvo Stockholders’ Meeting occurring prior to the Mergers with respect to the matters covered by Section 1(a), the sole right to vote and direct the vote of, and to dispose of and direct the disposition of, the Subject Shares, and none of the Subject Shares is subject to any agreement, arrangement or restriction with respect to the Subject Shares that would prevent or delay the Stockholder’s ability to perform its obligations hereunder. Other than this Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, obligating such Stockholder to Transfer (as defined below), or cause to be Transferred, any of the Existing Shares, and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

(d)           Reliance by Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub. The Stockholder understands and acknowledges that Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement and upon the representations and warranties, covenants and other agreements of the Stockholder contained in this Agreement.

(e)           Litigation. As of the date hereof, there is no (i) action, proceeding or investigation pending or threatened against the Stockholder or any of its Affiliates; or (ii) outstanding order to which the Stockholder or any of its Affiliates are subject or bound, in each case, that would reasonably be expected to or seeks to prevent, materially delay or materially impair the exercise by Parent of its rights under this Agreement or the performance by the Stockholder of its obligations under this Agreement.

(f)           Other Agreements. Except for this Agreement, the Stockholder has not: (i) taken any action that would or would reasonably be expected to (A) constitute or result in a breach hereof; (B) make any representation or warranty of the Stockholder set forth in this Section 2 untrue or incorrect; or (C) have the effect of preventing or disabling the Stockholder from performing any of its obligations under this Agreement; (ii) granted any proxies or powers of attorney, or any other authorization or consent with respect to any of the Subject Shares with respect to the matters set forth in Section 1(a); or (iii) deposited any of the Subject Shares into a separate voting trust or entered into a voting agreement or arrangement with respect to any of the Subject Shares.

(g)           Finders Fees. No broker, investment bank, financial advisor or other Person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

(h)           Stockholder Has Adequate Information. The Stockholder acknowledges that the Stockholder is a sophisticated investor with respect to the Subject Shares and has adequate information concerning the business and financial condition of CPT to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon any of Parent, CPT, CPT Merger Sub, Inuvo, and Inuvo Merger Sub, or any Affiliate of any of the foregoing, and based on such information as the Stockholder has deemed appropriate, made his or its own analysis and decision to enter into this Agreement. The Stockholder acknowledges that none of Parent, CPT, CPT Merger Sub, Inuvo, or Inuvo Merger Sub or any Affiliate of any of the foregoing has made or is making any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Stockholder acknowledges that it has had the opportunity to seek independent legal advice prior to executing this Agreement.

3.           Representations and Warranties of Parent, CPT, CPT Merger Sub, Inuvo, and Inuvo Merger Sub. Each of Parent, CPT, CPT Merger Sub, Inuvo, and Inuvo Merger Sub has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub and constitutes a valid and binding obligation of Parent, CPT, CPT Merger Sub, Inuvo, and Inuvo Merger Sub enforceable against Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law). Other than as provided in the Merger Agreement and any filings by Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub with the SEC, the execution, delivery and performance by Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Mergers.

4.           Restrictions on Transfer of Shares and Proxies. The Stockholder covenants and agrees that during the period from the date of this Agreement through the Termination Date, the Stockholder will not, directly or indirectly, (i) transfer, assign, sell, pledge, encumber, hypothecate or otherwise dispose of (whether by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise) or consent to any of the foregoing (“Transfer”), or cause to be Transferred, any of the Subject Shares; (ii) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all of its Subject Shares in respect of any matter addressed by this Agreement; (iii) deposit any of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of the Subject Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (iv) enter into any Contract with respect to the Transfer of any Subject Shares; or (v) take any other action, that would restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder. The foregoing restrictions on Transfers of Subject Shares shall not prohibit any such Transfers by the Stockholder in connection with the transactions contemplated by the Merger Agreement. Any purported Transfer of the Subject Shares in violation of this Section 4 shall be null and void ab initio.

5.           Stop Transfer; Changes in Subject Shares. The Stockholder hereby agrees with, and covenants to, CPT and Parent that (a) this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any Person or entity to which legal or Beneficial Ownership shall pass, whether by operation of Law or otherwise, including its successors or assigns; and (b) such Stockholder shall not request that Inuvo register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of its Subject Shares. In the event of a stock split, stock dividend or distribution, or any change in Company Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of Company Shares or the like, the terms “Existing Shares” and “Subject Shares” shall be deemed to refer to and include such Company Shares as well as all such stock splits, dividends and distributions and any securities into which or for which any or all of such Company Shares may be converted, changed or exchanged or which are otherwise received in such transaction.

6.           Documentation and Information. The Stockholder hereby (a) consents to and authorizes the publication and disclosure by CPT, Inuvo, Parent and/or their respective Affiliates of its identity and holdings of the Subject Shares and the nature of its commitments and obligations under this Agreement in any announcement, the Joint Proxy Statement/Prospectus, the Registration Statement or any other disclosure document or filing with or notice to a Governmental Entity in connection with the Mergers or any of the transactions contemplated by the Merger Agreement, and (b) agrees as promptly as practicable to give to CPT, Inuvo and Parent any information it may reasonably require for the preparation of any such disclosure documents. The Stockholder hereby agrees to as promptly as practicable notify CPT, Inuvo and Parent of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document, filing or notice if and to the extent that any shall contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Stockholder hereby agrees to notify CPT and Parent in writing as promptly as practicable of the number of any additional Subject Shares or other securities of Inuvo of which the Stockholder acquires Beneficial Ownership on or after the date hereof. Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub each hereby consent to and authorize the Stockholder and its Affiliates, to the extent the Stockholder or such Affiliates determine it to be necessary or advisable under applicable Law, to publish and disclose in all documents and schedules filed with the SEC (including any amendment to the Stockholder’s Schedule 13D) and all documents and schedules filed with the Federal Trade Commission or the Department of Justice, and any press release or other disclosure document or filing in connection with the Mergers or any of the transactions contemplated by the Merger Agreement or this Agreement, a copy of this Agreement, each of the other party’s identities and the nature of the Stockholder’s commitments and obligations under this Agreement.

7.           [Intentionally Omitted.]

8.           Termination. This Agreement shall automatically terminate without further action upon the earliest to occur of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms (the date and time at which the earliest of clause (a) and clause (b) occurs being, the “Termination Date”). Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 8 shall relieve any party from liability for any breach of this Agreement occurring prior to the termination hereof; and (ii) the provisions of this Section 8 and Section 10 through Section 19 shall survive any termination of this Agreement.

9.           Further Assurances. Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or desirable to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated thereby.

10.           Notices. Any notice, request, instruction or other document or communication to be given to any party hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile, email or overnight courier:

if to Parent, CPT, CPT Merger Sub or Inuvo Merger Sub, to:

ConversionPoint Technologies, Inc.
840 Newport Center Drive
Newport Beach, CA 92660
Attention: Robert Tallack, CEO
Email: robert@conversionpoint.com.

with copies to:

Troutman Sanders LLP
5 Park Plaza, 14th Floor
Irvine, CA 92614
Attention: Larry A. Cerutti, Esq.
Email: larry.cerutti@troutmansanders.com
Facsimile No.: (949) 622-2739

if to Inuvo, to:

Inuvo, Inc.
500 President Clinton Avenue, Suite 300
Little Rock, AR 72201
Attention: Richard K. Howe, Chairman and CEO
Email: richard.howe@inuvo.com

with copies to:

Porter Wright Morris & Arthur LLP
41 South High Street, Suite 2900
Columbus, OH 43215
Attention: Jeremy D. Siegfried, Esq.
Email: jsiegfried@porterwright.com
Facsimile No.: (614) 227-2100

if to the Stockholder, to:

Charles D. Morgan
315 Rock Street, # 1902
Little Rock, AR 72202
Email: cdmorg@thecdminc.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; five (5) Business Days after deposit in the mail, if sent by registered or certified mail; upon telephonic or written confirmation of receipt (excluding out of office replies) if sent by facsimile or email; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

11.           Amendment, Waivers, etc.

(a)           Subject to the provisions of applicable Law, any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

12.           Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

13.           Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors and assigns and no provision of this Agreement is intended to, and no provision of this Agreement does, confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

14.             Stockholder Capacity. The Stockholder is executing and entering into this Agreement solely in the Stockholder’s capacity as a stockholder of Inuvo, and not in the Stockholder’s capacity as a director, officer, employee, agent or consultant of Inuvo. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director of Inuvo in the taking of any actions (or failure to act) in his or her capacity as a director of Inuvo, or in the exercise of his or her fiduciary duties as a director of Inuvo, or prevent or be construed to create any obligation on the part of any director or officer of Inuvo from taking any action in his or her capacity as such director, and no action taken solely in the capacity as a director of Inuvo shall be deemed to constitute a breach of this Agreement.

15.           Governing Law; Jurisdiction.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)           Each of the Parties hereto irrevocably and unconditionally agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery (or, if (and only if) the Court of Chancery does not accept jurisdiction over a particular matter, any court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 10 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

16.           WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED BY THE PARTIES IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

17.           Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

18.           Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter of this Agreement.

19.           Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

20.           Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

21.           Joint Negotiation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CONVERSIONPOINT HOLDINGS, INC.

By: /s/ Robert Tallack
Name: Robert Tallack
Title:   Chief Executive Officer

CONVERSIONPOINT TECHNOLOGIES, INC.

By: /s/ Robert Tallack
Name: Robert Tallack
Title:   Chief Executive Officer

INUVO, INC.

By: /s/ Richard K. Howe
Name: Richard K. Howe
Title: Chairman and Chief Executive Officer

CPT MERGER SUB, INC.

By: /s/ Robert Tallack
Name: Robert Tallack
Title:   Chief Executive Officer

CPT CIGAR MERGER SUB, INC.

By: /s/ Robert Tallack
Name: Robert Tallack
Title:   Chief Executive Officer

STOCKHOLDER

By: /s/ Charles D. Morgan
Name: Charles D. Morgan

SCHEDULE A

Ingalls & Snyder, LLC holds 2,022,239 shares of common stock of Inuvo, Inc. on behalf of Charles D. Morgan. Such shares are Subject Shares for purposes of this Agreement.